Andrew Berlin, VP - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza ▪ New York, NY 10001 ▪ 212-564-4700 ▪ FAX 212-244-3075 ▪
www.plrinvest.com ▪ plrmail@plrinvest.com

HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER SHIPS FIRST ANHYDROUS AMMONIA-FUELED POWER UNIT
FOR TESTING IN AN IRRIGATION APPLICATION

ALGONA, IA, September 10, 2007 - Hydrogen Engine Center, Inc., (OTC BB: HYEG), a designer, manufacturer and distributor of alternative-fueled internal combustion engines and distributed power generation equipment, today announced the shipment of its first ammonia-fueled power unit for testing purposes. The power unit, equipped with an Oxx Power™ 4.9L engine outfitted with HEC’s proprietary controls and fuel delivery system, has been shipped to TGP West in California. The engine will run primarily on anhydrous ammonia, with liquefied petroleum gas (LPG) as a catalyst fuel for this test. The clean power supplied by this unit will be used to irrigate a walnut grove and provide water for a cattle ranch in the San Luis Obispo area.

Hydrogen Engine Center President and Chief Executive Officer Ted Hollinger stated, “Our mission to reduce dependency on foreign oil by developing products powered with cost effective, carbonless fuel is one step closer to being a reality. We are pleased that, in a relatively short period of time, we have developed the technology to a point where we are ready to begin full field trials. We believe that implementing ammonia as a carbonless fuel with our Oxx Power products will open new markets that have been dominated by fossil fuel powered engines for decades.”

Don Vanderbrook, COO of HEC, added, “We view this as an affirmation of our ammonia-based platform. It is a natural progression to prove the robustness of the system, while allowing us to gather critical field trial data. We believe this is a very significant event in HEC’s journey.”

Vanderbrook continued, “We believe ammonia is the enabler to the hydrogen economy in that there is an established manufacturing and distribution infrastructure in place around the world, and the fact that anhydrous ammonia is the greatest carrier of hydrogen, at 17.6% hydrogen by weight. We are developing the means to operate engines effectively on this fuel, and intend to continue to further optimize the platform.

Mike Schiltz, HEC’s Vice President of Engine Development, said, “Our engineers and technicians worked diligently to develop our ammonia-powered engine, and now we are ready to unveil the product. It combines our proven Oxx Power engine with our proprietary control and fuel management technology. These irrigation pumps represent just one of a multitude of anticipated applications.”

Vanderbrook concluded, “Californian law requires that approximately 50,000 irrigation pumps in the state need to be converted to non-polluting fuels by 2010. We believe that a successful field test of the Oxx Power engine would give us a significant advantage in bidding for that business.

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About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines, engine controls and fuel delivery systems and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, ammonia, synthetic gas, coal bed methane, gasoline, and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

About TGP West
TGP West supplies energy and irrigation solutions to a variety of businesses on the Central Coast including most of the major vineyards and wineries. Offices are located at 10488 Avenue 360, Visalia, California. Visit tgpwest.com or in the US dial 559-635-4632 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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